UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rewards Network Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2008

Fellow Stockholders:

Please accept my personal invitation to attend the 2008 Annual Meeting of Stockholders of Rewards Network Inc., which will be held on Monday, May 12, 2008, at 10:00 a.m. (local time). The meeting will be held at 1 North Wacker Dr., 2nd Floor Conference Center, Chicago, Illinois. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

We hope that you will attend the meeting. However, whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card as soon as possible. It is important that your shares be represented at the meeting.

YOUR VOTE IS IMPORTANT.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company. We look forward to seeing you at the meeting.

Sincerely yours,

Ronald L. Blake
President and Chief Executive Officer

REWARDS NETWORK INC.

TWO NORTH RIVERSIDE PLAZA, SUITE 950

CHICAGO, ILLINOIS 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2008

To the Stockholders of

Rewards Network Inc.:

The 2008 Annual Meeting of Stockholders of Rewards Network Inc. will be held at 1 North Wacker Dr., 2nd Floor Conference Center, Chicago, Illinois on Monday, May 12, 2008, at 10:00 a.m. (local time) for the following purposes:

(1)	To elect seven directors;

(2)	To consider and vote upon the ratification of the appointment of the Company’s independent registered accounting firm for 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement, which is attached.

Stockholders who hold shares of common stock of the Company, par value $0.02 per share, at the close of business on March 21, 2008 are entitled to receive notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE 2008 ANNUAL MEETING, WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE 2008 ANNUAL MEETING.

By Order of the Board of Directors,

Roya Behnia
Secretary

Chicago, Illinois

April 2, 2008

REWARDS NETWORK INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2008

INTRODUCTION

This Proxy Statement is being furnished to stockholders of Rewards Network Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2008 Annual Meeting of Stockholders to be held at 1 North Wacker Dr., 2 nd Floor Conference Center, Chicago, Illinois on Monday, May 12, 2008, at 10:00 a.m. (local time) and at any adjournment or postponement thereof (the “2008 Annual Meeting”).

This Proxy Statement and the accompanying proxy card are first being sent or given to the Company’s stockholders on or about April 2, 2008.

Purposes of the Meeting

The purposes of the meeting are as follows:

1. To elect seven directors;

2. To consider and vote upon the ratification of the appointment of the Company’s independent registered accounting firm for 2008; and

3. To transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

Record Date; Shares Entitled to Vote

The Board of Directors has fixed the close of business on March 21, 2008 as the record date for the 2008 Annual Meeting. Only stockholders who hold shares of common stock of the Company, par value $0.02 per share (“Common Stock”), at the close of business on the record date are entitled to receive notice of, and to vote at, the 2008 Annual Meeting. Each stockholder is entitled to one vote at the 2008 Annual Meeting for each share of Common Stock held by that stockholder at the close of business on the record date. The Company’s stockholders are not entitled to any cumulative voting rights.

Outstanding Shares

As of March 21, 2008, there were 26,951,489 shares of Common Stock outstanding and entitled to vote at the 2008 Annual Meeting.

Quorum; Abstentions and Broker Non-Votes; Vote Required; Method for Counting Votes

A quorum of stockholders is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of the majority of the outstanding shares of Common Stock entitled to vote at the 2008 Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum is present, abstentions will be considered present and entitled to vote, but broker non-votes will not be considered present and entitled to vote.

Directors will be elected by a plurality of the votes cast. Approval of any other matter as may properly come before the 2008 Annual Meeting will require the affirmative vote of a majority of the votes cast with respect to such matter, except as may otherwise be provided in the Company’s Certificate of Incorporation or By-Laws, by the rules of the American Stock Exchange or by law.

The Company’s transfer agent will tabulate votes cast by proxy at the 2008 Annual Meeting, and an inspector of election will tabulate votes cast in person at the 2008 Annual Meeting.

Voting by Proxy

Proxies are being solicited on behalf of and at the direction of the Board of Directors. All shares of Common Stock represented by properly executed proxies will be voted at the 2008 Annual Meeting in accordance with the instructions made on the proxies, unless such proxies have previously been revoked.

When voting to elect directors, stockholders have three options:

•	vote “FOR” all seven nominees,

•	“WITHHOLD” authority to vote for all seven nominees, or

•	vote “FOR” all nominees except as indicated.

When voting on the ratification of the Company’s independent auditors, stockholders again have three options, although they are different from those pertaining to the election of directors:

•	vote “FOR” the ratification of the appointment of the Company’s independent registered accounting firm for 2008,

•	vote “AGAINST” the ratification of the appointment of the Company’s independent registered accounting firm for 2008, or

•	abstain from voting on the ratification of the appointment of the Company’s independent registered accounting firm for 2008.

If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxies without Instructions

If a proxy card is signed and dated by a stockholder of the Company but does not include instructions on how to vote, the persons named on the proxy card will follow the recommendations of the Board of Directors and vote the shares represented by the proxy card as follows:

•	“FOR” the election of all seven nominees for director,

•	“FOR” the ratification of the appointment of the Company’s independent registered accounting firm for 2008.

Revocation of Proxies

If shares are registered in a stockholder’s name, the stockholder’s proxy may be revoked at any time:

•	by delivering a written notice of revocation to the Secretary of the Company at any time before the proxy is exercised,

•	by executing another proxy that bears a later date, which is voted at the 2008 Annual Meeting or any adjournment or postponement thereof, or

•	by voting in person at the 2008 Annual Meeting or any adjournment or postponement thereof.

Attendance at the 2008 Annual Meeting in and of itself does not revoke a prior proxy.

If a stockholder’s shares are held in “street name,” the stockholder must contact such stockholder’s broker to revoke the proxy.

Solicitation of Proxies

All expenses with respect to this solicitation will be paid by the Company. After the initial mailing of this Proxy Statement, directors, officers and other employees of the Company may solicit proxies in person, by telephone, by facsimile or other electronic means. The Company does not reimburse its directors, officers or employees for soliciting proxies. The Company reimburses brokers and other nominees for reasonable expenses incurred in sending materials to and obtaining voting instructions from their principals.

The extent to which proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. Stockholders are encouraged to submit their proxies without delay.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

The Board of Directors proposes for election as directors of the Company the following nominees: Donald J. Liebentritt, Ronald L. Blake, Raymond A. Gross, F. Philip Handy and Mark R. Sotir, each of whom is currently a director of the Company, and Michael J. Soenen and Marc C. Particelli.

Nominees for Election

The following table contains information as of March 21, 2008 relating to the nominees for election to the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve as a director of the Company. If a nominee is unwilling or unable to serve as a director of the Company, the persons named on the proxy card will vote for the other nominees and may vote for a substitute for such nominee. The Board of Directors may also choose to reduce the number of directors to be elected at the 2008 Annual Meeting.

There are no family relationships among the nominees or between the nominees and any of the Company’s executive officers. Also, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is to be selected as a director or nominee.

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of the Company
Donald J. Liebentritt Chairman

Mr. Liebentritt is a Senior Advisor with Equity Group Investments, L.L.C., or EGI, a private investment firm. He was President of EGI from 2000 through 2005. He is also an officer and director of various private affiliates of EGI. He is the President and a member of the Board of Managers of Chai Trust Company, LLC, an Illinois registered trust company. Until March 2006, Mr. Liebentritt was the Chief Executive Officer and President from December 2002, and a Director from May 2002, of First Capital Financial, L.L.C., a manager of publicly held investment funds. Mr. Liebentritt was a director of Adams Respiratory Therapeutics, Inc. from February 2005 until January 2008 and was a director of Home Products International, Inc. from December 2004 to March 2007. He has been a director of Children’s Oncology Services, Inc. since October 2003, and of WRS Holding Company since December 2007.

Age: 57

Director since: 2005

Ronald L. Blake

Mr. Blake became President and Chief Executive Officer of the Company in March 2005 and a director of the Company in September 2005. Prior to joining the Company, Mr. Blake was chairman and CEO of Willis Stein Telecommunications Acquisition Corp. since 2000. Mr. Blake served as chairman, president and CEO of Orius Corp, a network and infrastructure firm, from June 2001 until February 2003. Mr. Blake currently serves as a director of VelociTel, Inc., as chairman of the Foundation for Independent Higher Education, and as trustee of Alverno College.

Age: 52

Director since: 2005

Raymond A. Gross

Mr. Gross has been the Chief Executive Officer and a director of Security Associates International, Inc., a security alarm services provider, since August 2001. From March 2000 to June 2001, Mr. Gross was Chief Executive Officer and a director of Davel Communications, Inc., a communications service provider, and from January 1998 to March 2000, Mr. Gross was President of OneSource, a facilities services provider and a subsidiary of Carlisle Holdings Limited.

Committees: Audit (Chairman)

Age: 58

Director since: 2001

Name	Business Experience, Other Public Company Directorships Held, Age, Company Board of Director Committee Memberships and Period Served as a Director of the Company
F. Philip Handy

Mr. Handy has been Chief Executive Officer of Strategic Industries, LLC, a private global manufacturing company, since October 2001.

Directorships: Anixter International Inc. and Owens Corning

Committees: Corporate Governance and Nominating (Chairman)

Age: 63

Director since: 1998

Michael J. Soenen

Mr. Soenen is Chairman of the Board of Directors, Chief Executive Officer and President of FTD Group, Inc., a leading provider of floral and specialty gift products and services to consumers and retail florists. He has served as Chairman of the Board of Directors of FTD Group since November 2007, as a director and Chief Executive Officer since May 2004, and was appointed President in November 2004. He has also served as the President, Chief Executive Officer and a director of FTD, Inc., a subsidiary of FTD Group, since May 2004. Previously, Mr. Soenen served as the President and Chief Operating Officer of FTD and Florists’ Transworld Delivery, Inc., also a subsidiary of FTD Group, from October 2002 to February 2004 and a director of FTD from November 2002 to February 2004. Mr. Soenen is also a director of All Weather, Inc., a leading developer of high accuracy, high dependability weather information systems.

Directorships: FTD Group, Inc.

Age: 38

Marc C. Particelli

Mr. Particelli has been Chairman of the Board of Coactive Marketing Group, Inc., an integrated marketing communications agency, since July 2006. Mr. Particelli served as interim President and Chief Executive Officer of Coactive from July 2006 through October 2006. From August 2005 until March 2006, Mr. Particelli was the Chief Executive Officer of TSM Corporation, a telecommunications company serving the Hispanic market. Mr. Particelli was Chairman of the Board, President and Chief Executive Officer of Modem Media, an interactive marketing services firm, from January 1991 until its acquisition by Digitas Inc. in October 2004.

Directorships: Coactive Marketing Group, Inc. and PacificHealth Laboratories, Inc.

Age: 63

Mark R. Sotir

Mr. Sotir has served as a Managing Director, Equity Group Investments, L.L.C., or EGI, a privately-held investment firm, since November 2006. In February 2008, he was named interim President and Chief Executive Officer of Tribune Interactive, a division of Tribune Company that manages all the interactive businesses, ecommerce and websites for the Tribune Company. Prior to joining EGI, he was the Chief Executive Officer of Sunburst Technology Corporation, a leading independent distributor of educational software, from August 2003 to November 2006. Prior to joining Sunburst, Mark held various positions with the Budget Group, Inc., a $3 billion car and truck rental business with more than 13,000 employees, from 1995 to February 2003, including President and Chief Operating Officer from 2000 to 2003.

Directorships: Adams Respiratory Therapeutics, Inc.

Committees: Compensation (Chairman)

Age: 44

Director since: 2008

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm For 2008

The Audit Committee has selected the firm of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2008. KPMG LLP has served as the Company’s independent registered public accounting firm since the 1991 year-end audit. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by law, by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to attend the 2008 Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Fees Paid to Registered Public Accounting Firm

The aggregate fees and expenses billed for professional services rendered by KPMG LLP in 2007 and 2006 were as follows:

Type of fees	2007	2006
Audit fees	$647,000	$559,000
Audit-related fees	65,000	115,600
Tax fees	10,500	21,400
All other fees	1,500	1,500

	$724,000	$697,500

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees the Company paid KPMG LLP for professional services for the audit of the Company’s consolidated financial statements included in the Company’s annual report on Form 10-K, review of the financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. “Audit fees” also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act internal controls audit work. For 2007, “audit fees” includes $84,000 of fees paid in 2007 with respect to the 2006 audit. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include fees for transaction processing control evaluation in connection with the Statement on Auditing Standards 70 report, VISA USA’s (Visa) Payment Card Industry (PCI) Data Security Standard (formerly Visa Cardholder Information Security Program (CISP)) evaluation, accounting consultations and filings made with the Securities and Exchange Commission (other than reports on Form 10-K and 10-Q). “Tax fees” are fees for U.S. federal and various state tax compliance services, general tax consulting and planning services with respect to Canadian corporate tax and various related matters. “All other fees” are fees for any products and services provided by KPMG LLP not included in the first three categories. During 2006, the Company purchased one license for software from KPMG LLP.

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The policy requires specific pre-approval of all permitted services. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services performed by the independent registered public accounting firm.

Requests for pre-approval of services must be detailed as to the services to be provided and include a draft engagement letter. None of the audit-related fees and tax fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable Securities and Exchange Commission rules.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES OF

THE BOARD OF DIRECTORS

In 2007, the Board of Directors held nine meetings. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and any committee on which such director served during the period in which the director served on any such committee. A description of the Company’s policy with regard to directors’ attendance at annual meetings and information regarding the number of the Company’s directors who attended the 2007 Annual Meeting of Stockholders are contained in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection.

Each director other than Ronald L. Blake, our President and Chief Executive Officer, is “independent” as defined by the listing standards of the American Stock Exchange.

The Board of Directors has three standing committees, the names and responsibilities of which are described below.

Audit Committee. The responsibilities of the Audit Committee include appointing the Company’s independent registered public accounting firm, determining their compensation, overseeing the Company’s accounting and financial reporting processes and controls, overseeing audits of the Company’s financial statements and resolving any disagreements about financial reporting between the Company’s management and the Company’s independent registered public accounting firm. The Audit Committee also discusses with the Company’s management and the Company’s independent registered public accounting firm the accounting principles and practices used by the Company and pre-approves all auditing and non-auditing services to be provided to the Company by the Company’s independent registered public accounting firm.

The Board of Directors has approved an Audit Committee charter. A copy of the Audit Committee charter was attached as an exhibit to the 2007 Proxy Statement and is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2006, the Audit Committee consisted of Raymond A. Gross, who served as chairman, Karen I. Bremer, Harold I. Shain and John A. Ward, III. Each member of the Audit Committee is “independent” as defined by the listing standards of the American Stock Exchange. In addition, the Board of Directors has determined that Mr. Gross is an “Audit Committee financial expert” as defined by the Securities and Exchange Commission. The Audit Committee met ten times in 2007.

Compensation Committee. The Compensation Committee reviews and monitors the Company’s employee and management compensation and benefit plans and policies, reviews and approves the compensation of the Company’s executive officers, approves grants of equity-based compensation and recommends to the Board of Directors such changes to the Company’s compensation plans and programs as the Compensation Committee determines are appropriate. In addition, the Compensation Committee reviews and approves the Company’s chief executive officer’s and, as appropriate, the Company’s other executive officers’ employment agreements, severance arrangements and change in control arrangements. The Compensation Committee considers recommendations from the Company’s management with respect to the amount and form of executive compensation.

The Board of Directors has approved a Compensation Committee charter. A copy of the Compensation Committee charter is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2007, the Compensation Committee consisted of Nils E. Larsen, who served as chairman, Peter C.B. Bynoe, Frank E. Wood, who served until he ceased being a director on May 22, 2007, and Adam M. Aron, who served beginning on May 22, 2007. Each member of the Compensation Committee is “independent” as defined by the listing standards of the American Stock Exchange. The Compensation Committee met seven times in 2007.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists the Board of Directors by developing and recommending to the Board of Directors the corporate governance guidelines applicable to the Company and providing oversight of the corporate governance affairs of the Board of Directors and the Company. The Corporate Governance and Nominating Committee also assists the Board of Directors by recommending to the Board of Directors nominees for election to the Board of Directors. The Corporate Governance and Nominating Committee engaged Russell Reynolds Associates, Inc. to assist in identifying and evaluating potential director nominees for the 2008 Annual Meeting.

The Board of Directors has approved a Corporate Governance and Nominating Committee charter. A copy of the Corporate Governance and Nominating Committee charter is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection. During 2007, the Corporate Governance and Nominating Committee consisted of F. Philip Handy, who served as chairman, Peter C.B. Bynoe, Adam M. Aron, who served until May 22, 2007, and Karen I. Bremer, who served beginning on May 22, 2007. Each member of the Corporate Governance and Nominating Committee is “independent,” as defined by the listing standards of the American Stock Exchange. The Corporate Governance and Nominating Committee met four times in 2007.

SELECTION OF DIRECTOR NOMINEES

The Board of Directors is responsible for selecting director nominees and directors to fill vacancies on the Board of Directors. However, the Board of Directors has delegated to the Corporate Governance and Nominating Committee the initial screening process for the selection of new directors and the renomination of directors.

General Process for the Selection of Director Nominees

The Corporate Governance and Nominating Committee considers director candidates suggested by its members and other members of the Board of Directors, as well as management and stockholders. Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Corporate Governance and Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Corporate Governance and Nominating Committee with the recommendation of the prospective nominee, as well as the Corporate Governance and Nominating Committee’s own knowledge of the prospective nominee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional members of the Board of Directors to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Corporate Governance and Nominating Committee determines that additional consideration is warranted, it may request that a third-party search firm gather additional information about the prospective nominee’s background and experience and report its findings to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee then evaluates the prospective nominee against the criteria established by the Corporate Governance and Nominating Committee and the Board of Directors.

The Corporate Governance and Nominating Committee’s current criteria for nominating directors include the nominee’s core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Company’s business and willingness to devote adequate time to duties of the Board of Directors. The Corporate Governance and Nominating Committee considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance and Nominating Committee determines whether or not to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Corporate Governance and Nominating Committee makes a recommendation to the Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Corporate Governance and Nominating Committee and after considering the prospective nominees’ core competencies, knowledge, experience, diversity, leadership, integrity, ability to understand the Company’s business and willingness to devote adequate time to duties of the Board of Directors.

Selection of Director Nominees for the 2008 Annual Meeting

In determining the director nominees for the 2008 Annual Meeting, the Board of Directors first considered whether the current number of directors that serve on the Board of Directors is appropriate given the needs of the Company. As a result of its review, the Board of Directors determined that the size of the Board of Directors should be reduced. The Board of Directors may increase or reduce the size of the Board of Directors in the future, as permitted by the Company’s certificate of incorporation and bylaws. In light of its review of the appropriate number of directors, the Board of Directors agreed that it would be in the best interests of the Company that seven director nominees be nominated for the 2008 Annual Meeting.

In addition to reducing the number of directors, the Board of Directors also determined the Company would benefit from the addition of at least two new directors with backgrounds and skill sets that would provide management with new perspectives. In seeking new director candidates, the Corporate Governance and Nominating Committee solicited candidate recommendations from all current directors, and also engaged Russell Reynolds Associates, Inc. to identify additional candidates for consideration and to assist in evaluating all potential director nominees for the 2008 Annual Meeting. The two new director nominees, Mr. Particelli and Mr. Soenen, were initially recommended by current non-management directors who are not standing for re-election, and their qualifications were reviewed by the Corporate Governance and Nominating Committee following the process described above.

In order to provide continuity of institutional knowledge and leadership for the benefit of the Company and its stockholders, the Corporate Governance and Nominating Committee recommended that the Board of Directors nominate from among the incumbent directors the Chairman of the Board of Directors, Mr. Liebentritt, the Company’s President and Chief Executive Officer, Mr. Blake, and the chairmen of each standing committee of the Board of Directors, Mr. Handy, Mr. Gross and Mr. Sotir. After considering the Corporate Governance and Nominating Committee’s recommendations and report on the new director nominees, the Board of Directors selected the director nominees identified in this Proxy Statement for the 2008 Annual Meeting.

Consideration of Director Nominees from Stockholders for the 2009 Annual Meeting

The Corporate Governance and Nominating Committee will consider stockholders’ nominees for the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board of Directors is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 45 and 75 days prior to March 21, 2009. If the date of the 2009 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 12, 2009, stockholders are required to submit a notice of nomination not later than the close of business on the later of the 90th day prior to the date of the 2009 Annual Meeting or the tenth day following the day on which the meeting date is announced.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2007, Adam M. Aron, Peter C.B. Bynoe, Nils E. Larsen and Frank E. Wood served as members of the Compensation Committee, and Mark R. Sotir, Mr. Bynoe and Mr. Aron currently serve as members of the Compensation Committee. No member of the Compensation Committee is or has been an officer or employee of the Company, and none had any interlocking relationship with any other entity of the type that would be required to be disclosed in this Proxy Statement.

COMMUNICATIONS WITH SECURITY HOLDERS

The Board of Directors provides a process for security holders to send communications to the Board of Directors. A description of the manner in which security holders may send communications to the Board of Directors and a description of the Company’s process for determining which communications will be relayed to the members of the Board of Directors is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection.

EXECUTIVE OFFICERS

Information regarding the Company’s executive officers can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on March 17, 2008.

THE AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in overseeing and monitoring the Company’s financial reporting process and the quality of its internal and external audit process.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2007. KPMG LLP, the Company’s independent registered public accounting firm for 2007, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, and the Audit Committee has received from KPMG LLP written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended. The Audit Committee has also discussed with KPMG LLP the firm’s independence from management and the Company. In considering the independence of KPMG LLP, the Audit Committee took into account the amount and nature of the fees paid to KPMG LLP for non-audit services, as described on page 5 of this Proxy Statement.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond A. Gross (chair)
Karen I. Bremer
Harold I. Shain
John A. Ward, III

March 10, 2008

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation program for the following executive officers:

Ronald L. Blake	President and Chief Executive Officer
Christopher J. Locke	Senior Vice President, Chief Financial Officer and Treasurer
Robert S. Wasserman	Executive Vice President, Sales and Operations
Roya Behnia	Senior Vice President, General Counsel and Secretary
Megan E. Flynn	Senior Vice President, Business Development

These executive officers are our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer. We refer to these executive officers as our Named Executive Officers or NEOs.

This section includes a summary of our compensation program for NEOs and information regarding, among other things, the role of the Compensation Committee, the overall objectives of our compensation program, each element of compensation that we provide to our NEOs and the compensation that we provided to our NEOs for 2007.

Summary of Compensation Program for Named Executive Officers

The Compensation Committee has designed the compensation program for NEOs to be simple and reflect a “pay for performance” rather than an entitlement culture. The Compensation Committee believes that the NEOs should be rewarded if the Company achieves financial results that should lead to an increase in shareholder value over time.

Our compensation program for NEOs consists of three principal components: base salary, cash bonus and equity compensation. Cash bonus is earned based upon the achievement of financial performance targets. Equity compensation, such as restricted stock unit awards, vests over time and in some cases only vests upon achievement of financial performance targets. The Company does not provide our NEOs with deferred compensation or pension benefits, although NEOs may participate in our 401(k) Plan on the same basis as all employees. The Company does not provide our NEOs with perquisites, except Ms. Flynn was provided with a car allowance that was implemented under our previous compensation program and was eliminated in March 2007 and NEOs were provided airline miles so that they could join an airline club for business travel purposes. The Company provides severance benefits to the NEOs, but believes that these benefits are simple to understand, transparent and fair to our shareholders and the NEO.

The Compensation Committee

Overview of Role

The Compensation Committee takes an active role in the design, oversight and assessment of the compensation program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors and is available in the Investor Relations section of the Company’s website at investor.rewardsnetwork.com, under the Governance subsection.

The Compensation Committee believes that a substantial portion of the compensation of our NEOs should be linked to Company financial performance and NEOs should be rewarded for financial performance consistent with the strategic and financial plans approved by the Board of Directors. As a result, the NEOs have an incentive to achieve constant improvement in the core fundamentals of the Company’s operations and are aligned with our shareholders’ interest in the long-term appreciation of the Company’s stock price.

The Compensation Committee determines the financial performance metrics and the targets for financial performance each year. The financial performance metrics may include EBITDA, net revenue, revenue, stock price or other metrics. The Compensation Committee determines whether applicable financial performance targets have been achieved and whether incentive compensation has been earned. The Compensation Committee also approves adjustments to the base salary of our NEOs. The Compensation Committee retains the ability to make appropriate changes to any aspect of the compensation program for NEOs in order to ensure that the Company and its shareholders benefit from the financial performance of the Company. If an award is earned based on the achievement of a financial performance target, and the Company’s financial results are later restated so that it is determined that the financial performance target was in fact not achieved, the Compensation Committee may, to the extent provided under the Company’s compensation plans and as permitted by applicable law, require that the award revert to the Company.

Development of 2007 Compensation Program

In designing the 2007 compensation program for NEOs, the Compensation Committee considered the short-term and long-term financial and strategic plans of the Company, data regarding the Company’s historical performance and recommendations of the Company’s management. Specifically, the Committee considered the recommendations of management in determining the Company’s financial performance target for 2007 and the design of the equity compensation component of the 2007 compensation program. The Compensation Committee considered the recommendations of Mr. Blake, the Chief Executive Officer, in determining the amount of the various components of the 2007 compensation program for the NEOs other than Mr. Blake. The Compensation Committee met regularly with management and in executive session regarding the design of the 2007 compensation program and the amount of each component. The Compensation Committee engaged Buck Consultants to serve as a compensation consultant, and Buck Consultants reviewed the proposed 2007 compensation program and reported to the Compensation Committee that the proposed 2007 compensation program was reasonable.

In February 2007, the Compensation Committee and Board of Directors approved the cash bonus portion of our 2007 compensation program and the financial performance metrics and targets relating to incentive compensation. In February 2007, the Compensation Committee also approved adjustments to base salary and the granting of restricted stock unit awards, which are the equity compensation component of our compensation program. Changes to base salary became effective on March 4, 2007. The Compensation Committee also approved cash bonus targets for NEOs in February 2007. After the Compensation Committee approved the compensation program for 2007, the Compensation Committee continued to meet regularly during 2007 to review the financial performance of the Company and the progress of the NEOs toward targeted compensation. The Compensation Committee regularly reviewed compensation scorecards that tracked the projected compensation of our NEOs based on progress toward the Company’s financial performance goals. Buck Consultants advised the Compensation Committee in its continued monitoring, review and assessment of the Company’s compensation program for NEOs.

As part of monitoring and assessing our 2007 compensation program, Buck Consultants prepared a peer group for the Compensation Committee to use in evaluating our compensation program. Because the Compensation Committee does not believe there are any companies that provide all of the services the Company provides to its customers, Buck Consultants developed three categories for the peer group: marketing services and internet marketing, specialty finance, and loyalty and rewards. The companies in each of these groups are as follows:

Marketing Services and Internet Marketing	Specialty Finance	Loyalty and Rewards
Rainmaker Systems, Inc.	Cash Systems, Inc.	Hollywood Media Corp.
Traffix, Inc.	Consumer Portfolio Services, Inc.	Pre-Paid Legal Services, Inc.
Paid, Inc.	Marlin Business Services Corp.	APAC Customer Services, Inc.
PDI, Inc.	Medallion Financial Corp.	eLoyalty Corporation
National Research Corporation	MicroFinancial Incorporated	Vertrue Incorporated
Alloy, Inc.	Nicholas Financial, Inc.
American Dental Partners, Inc.	Quest Capital Corp.
Envoy Communications Group Inc.	United PanAm Financial Corp.

In compiling these peer groups, Buck Consultants considered EBITDA, EBITDA margin, market capitalization and sales to determine comparable companies in each of these categories. The table below shows the range of each of these categories for each peer group and the Company.

	Marketing Services and Internet Marketing		Specialty Finance		Loyalty and Rewards		Rewards Network
	Low	High	Low	High	Low	High
EBITDA ($M)	-4.5	30.7	1.8	57.7	-8.6	90.8	-17.4
EBITDA margin (%)	-52.3	28.1	-2.8	66.4	-9.5	20.4	-6.9
Market capitalization ($M)	60.9	249.3	79.6	414.2	148.9	683.3	108.0
Sales ($M)	4.9	319.4	18.5	197.0	89.8	658.9	253.0

The Compensation Committee instructed Buck Consultants to review and report on the executive compensation practices of the peer group companies. The Compensation Committee reviewed Buck Consultant’s report to determine whether the structure of the Company’s compensation program and the amount of executive compensation were appropriate when compared to these peer group companies. The Compensation Committee determined that the Company’s executive compensation practices fell within the practices of the peer group companies. The Compensation Committee noted that Mr. Blake’s equity compensation was on the high end of the peer group data, but that this was due to equity grants provided to Mr. Blake in his employment agreement as an inducement for Mr. Blake to enter into the employment agreement and serve as the Company’s President and Chief Executive Officer.

In January and February 2008, the Committee received information regarding the financial performance of the Company in 2007 and conferred as to whether the financial performance targets for the 2007 compensation plan were met. Based upon information from management and in discussions with the Audit Committee, the Compensation Committee determined that the Company did not meet its financial performance targets in 2007.

Objectives of Our Compensation Program

During 2005 and 2006, the Company rebuilt its senior management team to better position it to implement a revised strategic and financial plan and restructure its operations. In this regard, the Board of Directors believed that it had to attract and retain first-class management talent. The Compensation Committee designed the current compensation program for NEOs with the objective of attracting and retaining senior management with the talent and skills to continue improving the financial performance of the Company and create shareholder value over the long term.

The primary objective of our compensation program for our NEOs is to reward them for achieving financial and operational results that the Compensation Committee and Board of Directors believe will lead to long-term growth in shareholder value. The compensation program achieves this primary objective in two principal ways.

First, the equity component of the 2007 compensation program would vest only if the Company achieved financial performance targets, and then vesting would occur over a period of time. These vesting requirements were designed to encourage continued contributions to the Company’s financial performance in order to meet the financial performance targets, and if the financial performance targets were achieved, tie each NEO’s opportunity to increase personal wealth to the appreciation of the Company’s stock price. The stock ownership guidelines applicable to the NEOs further tie their personal wealth to the Company’s stock price. The Compensation Committee believes that NEOs should expect to receive the majority of their compensation through components that are at-risk and earned only if the Company achieves financial performance targets and that base salary and annual cash bonus should be secondary to the financial benefits obtained by the NEOs through the appreciation of equity compensation granted to them.

Second, the compensation program is designed to focus on the core fundamentals of the Company’s operations as reflected in the Company’s annual budget, which should result in an increase in shareholder value over time. Each year, the Company, under the direction of the Board of Directors, develops a budget. The budget is a financial plan for the Company that in addition to encompassing short-term plans for the year reflects longer-term strategy for the next several years. The Company designs the strategic and financial plans of the Company to achieve short-term financial results with the overall goal of increasing shareholder value over the long term. The compensation program for NEOs is designed so that a substantial portion of the NEOs’ compensation is based on financial performance during the relevant annual period that is consistent with or in excess of the financial performance commitments set forth in the Company’s annual budget. As a result, the compensation for our NEOs is based substantially on the achievement of financial performance that the Compensation Committee believes should result in an increase in shareholder value over time by driving constant improvement in the core fundamentals of the Company’s operations.

Most importantly, the Compensation Committee has designed the compensation program for our NEOs with the objective of compensating NEOs in a manner that should be considered fair by our shareholders, employees and the NEOs and with consideration to internal equity and consistency among the NEOs.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Compensation Committee chooses to include the items as an element of compensation.

Base Salary

Base salary is included in our NEO compensation package because the Compensation Committee believes it is appropriate that some portion of the compensation that is provided to NEOs be provided in a form that is fixed and liquid. Base salary for each NEO is designed to reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities and contributions of each NEO. We determine each NEO’s base salary through the assessment of the Company’s needs, including the consideration that the Company continually seeks to attract and retain capable management to improve the financial performance of the Company. We also assess market conditions, which the Compensation Committee believes enables the Company to attract and retain executive talent to meet the Company’s business needs.

Mr. Blake has entered into an employment agreement with the Company and each other NEO has executed a written offer letter with the Company. This agreement and these offer letters provide for a base salary that may be adjusted on a year-over-year basis. The Compensation Committee does not apply a formula to determine base salary or annual changes to base salary levels. Adjustments are made based on the Compensation Committee’s assessment of the Company’s performance and the individual’s performance, as well as recommendations from Mr. Blake for the NEOs other than himself.

Incentive Compensation

Incentive compensation is intended to comprise approximately 60% of the compensation that our Chief Executive Officer is eligible to receive and approximately 51% - 53% of the compensation that other NEOs are eligible to earn. The portion of total compensation represented by incentive compensation may increase if financial performance targets are exceeded. Incentive compensation consists of (1) a cash bonus that is based on the Company’s achievement of annual financial performance targets and may be adjusted based on individual performance, and (2) equity compensation that vests over time and, in some cases, may vest only if the Company achieves annual financial performance targets or, if the annual financial performance targets are not met, financial performance targets that are cumulative over two or three years.

Cash Bonus. Each NEO participates in our annual management incentive plan that provides an opportunity to earn a cash bonus targeted to equal a percentage of the NEO’s base salary. The cash bonus is designed to tie NEO compensation to the performance of the Company because the cash bonus is only earned if the Company achieves its financial performance targets for that year. The cash bonus may be adjusted based on individual performance, although the cash bonus will not be paid if the minimum threshold of Company financial performance is not achieved regardless of individual performance. The annual management incentive plan is designed to focus the NEO on achieving the Board of Director’s desired financial performance for that particular year.

The Chief Executive Officer, in the case of all NEOs other than the Chief Executive Officer, and the Compensation Committee in the case of the Chief Executive Officer, assesses the individual’s performance during the year to determine a base bonus award under the annual management incentive plan. An individual NEO’s base award may be more or less than 100% of his or her targeted award. The Compensation Committee may elect to provide that the base award may be increased if the Company exceeds the financial performance target for that year and that none or only a portion of the base award will be paid if the Company achieves less than 100% of the financial performance target. The Compensation Committee makes the final determination of whether the designated financial performance target has been achieved. The Compensation Committee reviews and approves the final cash bonus for each NEO so that the Compensation Committee retains oversight of any adjustments made to an NEO’s cash bonus based on his or her individual performance.

The annual management incentive plan is approved by the Compensation Committee and the Board of Directors during the first quarter of the applicable year or the fourth quarter of the preceding year. The financial performance targets under the annual management incentive plan are approved by the Compensation Committee during the first quarter of the applicable year or the fourth quarter of the preceding year. The Compensation Committee determines whether the applicable financial performance targets were met and approves the final cash bonuses during the first quarter of the year following the year for which the bonuses are earned. The cash bonus is usually paid in a lump sum in March of the year following the year for which it is earned. For example, the 2007 management incentive plan was approved by the Board of Directors and the financial performance target for 2007 was determined by the Compensation Committee in the first quarter of 2007. In February 2008, the Compensation Committee determined that the Company’s financial performance targets for 2007 were not met.

Equity Compensation. Each NEO has the opportunity to participate in the long-term equity performance of the Company through the receipt of restricted stock unit awards (“RSUs”). RSUs are generally awarded in the first quarter of the year. The Company has awarded two types of RSUs. The first type of RSU vests over time. The second type of RSU vests over time only if financial performance targets are first met. RSUs convert into shares of our common stock when they vest.

RSUs that vest over time and do not have a performance-based vesting requirement provide an incentive to remain with the Company because they vest over time, typically a three year period, and provide a long-term incentive to increase the value of the Company’s stock price. These RSUs vest only if the NEO remains employed by the Company as of each vesting date, subject to accelerated vesting in certain circumstances. The Compensation Committee has designed these RSUs to motivate and focus executive activity over the course of many years, even if short-term financial performance goals are not met.

The Compensation Committee has also designed RSUs that vest over time only if annual financial performance targets are achieved to tie NEO compensation to the performance of the Company, in addition to providing an incentive to remain with the Company and increase the value of the Company’s stock price over time. Some of these performance-based RSUs may permit vesting in later years if the annual financial performance targets are not met but cumulative financial performance targets are achieved within a three-year period. If financial performance targets are not met, including cumulative financial performance targets, these performance-based RSUs will not vest and are cancelled. If the financial performance targets are met, these RSUs vest over a period of time and vest only if the NEO remains employed by the Company as of each vesting date, subject to accelerated vesting in certain circumstances.

The Company’s 2006 Long-Term Incentive Plan permits the Company to award equity compensation through a variety of vehicles, and the Company may award types of equity compensation other than RSUs, such as stock options or stock appreciation rights, in the future, or may modify the vesting structure of RSUs in the future.

The amount of equity compensation that each NEO is eligible for is not contractually set and the Compensation Committee reviews a variety of factors, including internal pay equity, current wealth accumulation with respect to stock awards previously granted, the financial performance of the Company, management proposals and input from its compensation consultant and approves the amount of potential equity compensation granted to NEOs on an annual basis.

The Compensation Committee has approved the grant of stock options in the past as a component of NEO compensation, but does not currently use stock options as a component of the NEO compensation program. Mr. Blake received a stock option grant of 250,000 shares when he entered into his employment agreement with the Company in September 2005. These stock options were granted at an exercise price of $7.50 and the market price of the Company’s stock on the date of grant was $6.15 so that the stock options could not be exercised by Mr. Blake for value until the Company’s stock price had increased by approximately 22%. Among the other NEOs, Ms. Flynn holds stock options that were granted under prior compensation programs.

The Compensation Committee has chosen to award RSUs instead of stock options for several reasons. RSUs continue to retain value and motivate behavior to increase stock price even when the Company’s stock price is depressed and provide a long term incentive for management even during times of stock price fluctuations. RSUs should result in less market overhang and dilution to shareholders than stock options because we grant fewer RSUs than the number of stock options that would be granted to provide equivalent value. The Compensation Committee believes that generally there has been a shift in corporate behavior away from stock options and toward restricted stock units in part for these reasons. The Compensation Committee reviewed data provided by Buck Consultants regarding equity compensation practices at peer group companies and believes that, although many peer group companies grant stock options and few peer group companies tie all equity compensation to the achievement of short-term financial goals, the Company’s equity compensation structure is appropriate.

The granting of RSUs and the financial performance targets for vesting are approved by the Compensation Committee during the first quarter of the year. The Compensation Committee determines whether the applicable financial performance targets were met during the first quarter of the following year.

Perquisites

Ms. Flynn was entitled to receive a monthly car allowance of $1,000 until March 2007. Ms. Flynn was awarded this benefit under our previous compensation programs. We determined to continue to provide this benefit to Ms. Flynn through March 2007 in order to meet our previous commitment to her. We eliminated this perquisite effective in March 2007 and in consideration for eliminating this benefit we increased her base salary by a commensurate amount.

The Company provided each NEO with 55,000 American Airline frequent flier miles that each NEO could use to join the American Airlines Admirals Club.

Post-Termination Compensation

Severance Arrangements. We have entered into individual severance agreements with our NEOs. These severance agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the applicable severance agreement. Additional information regarding these severance agreements, including definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change-in-Control” on pages 23-26 of this Proxy Statement.

The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment. The Compensation Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior employees. The Compensation Committee believes that these benefits are simple to understand, transparent and fair to our shareholders and each NEO.

Post-Retirement Compensation. We do not provide a pension plan for any of our employees. We also do not offer a deferred compensation plan. NEOs may elect to defer receipt of common stock upon vesting of RSUs, but none of our NEOs elected this deferral with respect to any RSUs granted to date.

We have a 401(k) Plan in place for all of our employees. We match contributions to the 401(k) Plan by all of our employees, including our NEOs, up to 4% of base salary. Company matching contributions are made in Company common stock and are vested immediately.

We believe that a competitive 401(k) Plan is an attractive component of compensation for all of our employees, including our NEOs, and contributes to achieving our objectives of attracting and retaining talented employees.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our NEOs because the Compensation Committee believes that substantial ownership of the Company’s stock will further align the NEOs’ interests with the interests of our shareholders. The Chief Executive Officer should maintain stock ownership with a value of at least 300% of base salary. All other NEOs should maintain stock ownership with a value of at least 100% of base salary.

For NEOs named as such before January 1, 2006, recommended stock ownership levels should be achieved by the end of 2008, and maintained thereafter. These levels are based on base salaries at December 31, 2006. NEOs named as such after January 1, 2006, will have three years from the date of being named an NEO to reach the suggested minimum level of stock ownership.

For purposes of determining compliance with the stock ownership guidelines, stock ownership includes stock owned directly by the NEO or the NEO’s spouse, stock owned by the NEO through our 401(k) Plan and stock issued or to be issued under any award granted under incentive plans maintained by us, regardless of vesting status.

Company policies require all employees, including our NEOs, to seek permission prior to trading in the Company’s stock. The Company does not permit the NEOs to enter into hedging transactions using puts, calls or other types of derivative securities based upon the value of the Company’s common stock.

Tax Deductibility of the Compensation Program for NEOs

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its Chief Executive Officer or any of its four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). For 2007, the RSUs that vested under the Company’s 2004 Long-Term Incentive Plan (“2004 LTIP”) were performance-based and determined by the Compensation Committee, the 2004 LTIP performance goals were disclosed to the shareholders and the 2004 LTIP was approved by the shareholders. As a result, the RSUs were fully deductible. The Company’s payment of annual bonuses under the Company’s management incentive plan was performance-based. However, they were not approved by the Company’s shareholders and as a result they were not deductible to the extent an NEOs salary and annual bonus together exceeded the $1 million limit under Section 162(m).

2007 Compensation Program for NEOs

This section describes the compensation program for NEOs in 2007. This section contains a narrative description of how we determined the amount for each element of compensation and other information regarding the compensation program for NEOs in 2007. When we speak of base salary for 2007, we are generally referring to base salary as adjusted effective March 4, 2007.

For 2007, the Compensation Committee targeted base salary, cash bonus and equity compensation, the three principal components of our compensation program, to comprise the following portion of these three compensation components:

Name	Base Salary	Cash Bonus	Equity Compensation
Ronald L. Blake	41%	41%	19%
Christopher J. Locke	47%	28%	26%
Robert S. Wasserman	47%	28%	26%
Roya Behnia(1)	49%	24%	27%
Megan E. Flynn	49%	24%	27%

(1)	Ms. Behnia received an additional RSU award with a grant date value of $80,000, so that the actual portion of her three compensation components was 43% base salary, 21% cash bonus and 36% equity compensation. This additional RSU award is discussed below.

The relationship of cash bonus and equity compensation to base salary was as follows:

	Percentage of Base Salary
Name	Cash Bonus	Equity Compensation
Ronald L. Blake	100%	45%
Christopher J. Locke	60%	55%
Robert S. Wasserman	60%	55%
Roya Behnia	50%	55	%(1)
Megan E. Flynn	50%	55%

(1)	Ms. Behnia received an additional RSU award with a grant date value of $80,000, so that the actual percentage of base salary represented by her equity compensation was 85%. This additional RSU award is discussed below.

The Compensation Committee considered each NEO’s position in the Company and contributions to the Company’s business in determining the portion of total compensation attributed to each compensation component. The Compensation Committee also considered internal pay equity and the recommendations of Mr. Blake. The Compensation Committee believes this allocation appropriately reflects each NEO’s position in the Company and contributions to the Company’s performance. Base Salary

Base Salary. During 2007, base salary comprised approximately 41% of Mr. Blake’s total target compensation, and between 47% and 49% of the other NEOs’ total target compensation. The weighting of base salary in relation to incentive compensation reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to the achievement of financial performance goals.

In March 2007, increases in base salary for our NEOs ranged from no increase to 7.0%. Increases in salary were based on the Company’s performance in 2006, and adjustments were made based on Mr. Blake’s evaluation of individual performance for each other NEO and on the Compensation Committee’s evaluation of Mr. Blake’s individual performance. Prior to March 2007, we provided Ms. Flynn with a $1,000 per month car allowance. This perquisite was eliminated in March 2007, and we increased Ms. Flynn’s base salary by $12,000.

Mr. Blake provided his recommendations for base salary increases to the Compensation Committee. The Compensation Committee discussed these recommendations and approved the base salary increases recommended by Mr. Blake. The Compensation Committee discussed Mr. Blake’s base salary and internal pay equity and considered data from peer group companies. Based on these considerations, the Compensation Committee determined that Mr. Blake’s base salary was properly positioned and decided not to increase his base salary in 2007.

The base salary for our NEOs during 2007 was as follows:

Name	Base Salary from January 1, 2007 – March 3, 2007	Base Salary from March 4, 2007	Increase
Ronald L. Blake	$550,000	$550,000	0.0%
Christopher J. Locke	$233,100	$249,400	7.0%
Robert S. Wasserman	$318,000	$329,000	3.5%
Roya Behnia	$250,000	$267,500	7.0%
Megan E. Flynn	$227,900	$248,400	3.7	%(1)

(1)	The 3.7% increase excludes the $12,000 increase in base salary due to the elimination of Ms. Flynn’s car allowance. Including this $12,000 increase, Ms. Flynn’s base salary increased 9.0%.

Incentive Compensation

Financial Performance Target for 2007 Incentive Compensation. For 2007, the Compensation Committee determined that the financial targets for purposes of incentive compensation would be the achievement of a certain amount of earnings before interest, income taxes, depreciation and amortization, excluding unusual and non-recurring gains and losses (“EBITDA”), and net revenue, which is sales, less cost of sales, provision for losses and member benefits. The Compensation Committee used EBITDA as the financial performance metric for 75% of the incentive compensation and selected net revenue as the financial performance metric for 25% of the incentive compensation. Buck Consultants reviewed the proposed 2007 compensation program, including the proposed financial performance targets, and informed the Compensation Committee that the proposed 2007 program was reasonable. The Compensation Committee makes the final determination of the Company’s achievement of these target (“2007 Targets”), including determining any exclusions for unusual and non-recurring gains and losses.

For 2007, the Compensation Committee chose EBITDA as a financial performance measure because EBITDA is a standard measure of operating profit and operating cash flow. In addition, the Compensation Committee considered that the Company would be making long-term investments in order to restore the Company to profitability and believed that EBITDA as a financial measure would not deter these necessary long-term investments. Also, the Compensation Committee chose EBITDA because it did not want the financial performance target to be affected by the Company’s capital structure. The Company anticipated having a substantial amount of cash holdings during 2007 and the Compensation Committee did not want to reward NEOs for interest income earned by the Company. The Compensation Committee used net revenue as a financial performance metric because the Board of Directors desired management to focus on profitable revenue growth in 2007 following the restructuring and investments accomplished in 2006 and the Compensation Committee believed that net revenue is the best measure of profitable revenue growth that is appropriate for the Company’s business model.

In determining the 2007 Targets, the Compensation Committee reviewed our 2007 budget and operating plan and considered the desired balance between pressing changes needed to the business model, investments needed to achieve future growth initiatives and the goals for profitability and cash flow in 2007. The Compensation Committee also carefully weighed the impact of several measures we planned on implementing in 2007 to better position the Company for profitable, sustainable growth over the long term and selected the 2007 Targets that reflected a balance between short-term profitability goals and long-term growth and profitability goals. The Compensation Committee selected the 2007 Targets so that it established a reasonable amount of stretch to ensure that the annual bonus payment and vesting of equity compensation both maintained their performance-based nature and did not become an entitlement. The Compensation Committee determined that the Company did not achieve the 2007 Targets.

In designing the compensation program for NEOs in 2008, the Compensation Committee modified the financial performance targets. For 2008, the EBITDA performance target was modified so that the target is EBITDA less an amount equal to one-third of the Company’s 2008 capital expenditures. The Compensation Committee included the capital expenditures component to provide an incentive to management to ensure that investments in the business are efficient and effective. For 2008, the Compensation Committee chose to set a target based on revenue instead of net revenue. The Compensation Committee believes that profitability is adequately reflected in the EBITDA-based target, and wants management to focus on revenue growth in 2008. The Compensation Committee approved additional new financial performance metrics for 2008. The first is the size of the Company’s gross dining credits portfolio at the end of 2008, and the second is two key corporate objectives. These key corporate objectives are the refinancing of the Company’s convertible subordinated debentures, and the second is the testing and developing a plan for rollout of new marketing services products. The Compensation Committee believes that the dining credits portfolio goal and accomplishing the key corporate objectives will position the Company for growth in 2009.

Cash Bonus. Each NEO’s cash bonus under our 2007 incentive compensation plan consisted of a base award that was targeted at a percentage of the NEO’s base salary, which was subject to adjustment based on our achievement of the 2007 Targets.

For 2007, Mr. Blake’s target bonus was equal to 100% of his base salary. Mr. Locke’s and Mr. Wasserman’s target bonuses were equal to 60% of their respective base salaries. Ms. Behnia’s and Ms. Flynn’s target bonuses were equal to 50% of their respective base salaries.

In determining the percentage of base salary for each NEO’s base award, the Compensation Committee considered the cash bonus target relative to the total compensation and benefits provided by the Company and sought to maintain equity among the NEOs while taking into account each NEO’s level of experience.

The Compensation Committee designed the 2007 incentive compensation plan so that each NEO’s base award would be adjusted based on the achievement of the 2007 Targets. Seventy-five percent (75%) of the base bonus award would be adjusted based on the Corporation’s 2007 EBITDA, as compared to a target EBITDA amount determined by the Corporation (“2007 EBITDA Target”). The Company did not achieve the 2007 EBITDA Target. If the Company had exceeded its 2007 EBITDA Target, the base award would have been increased 1.67% for each whole percentage point that the Corporation’s 2007 EBITDA exceeds the 2007 EBITDA Target, up to a maximum adjustment of 150% of that portion of the base award.

Twenty-five percent (25%) of the base bonus award would be adjusted based on the Corporation’s 2007 net revenue, which is equal to sales, less cost of sales, provision for losses and member benefits, as compared to a target net revenue amount determined by the Corporation (“2007 Net Revenue Target”). The Company did not achieve the 2007 Net Revenue Target. If the Company had exceeded its 2007 Net Revenue Target, the base award would have been increased 1.67% for each whole percentage point that the Corporation’s 2007 net revenue exceeds the 2007 Net Revenue Target, up to a maximum adjustment of 150% of that portion of the base award.

No cash bonus was paid to NEOs for 2007 because the Company did not meet the 2007 Targets.

For the 2008 compensation program, 25% of the base bonus award is payable if the EBITDA less one-third of capital expenditures target is met, which can be increased to a maximum of 62.5% of the base bonus award if the target is exceeded. For the revenue target, 25% of the base bonus award is payable if the revenue target is met, which can be increased to a maximum of 62.5% of the base bonus award if the target is exceeded. If the dining credits portfolio target is met, 12.5% of the base award is payable. Each of the two key corporate objectives account for 6.25% of the base bonus award. If all of the financial performance targets and key corporate objectives are met, 75% of the base bonus award would be payable. The full base bonus award is payable only if the EBITDA less one-third of capital expenditures and revenue targets are exceeded. Up to a maximum of 150% of the base award may be awarded. No cash bonus is payable if the Company does not meet an EBITDA threshold.

Equity Compensation. The Compensation Committee granted RSUs to NEOs during 2007. RSUs granted in 2007 were granted under our 2006 Long-Term Incentive Plan (“2006 Plan”). The 2006 Plan provides that we may grant equity awards in the form of stock options, restricted stock units and other stock-based awards.

The following table sets forth the number of RSUs granted to each NEO, the value of these RSUs based on a per share price of $5.36, the closing price on the grant date, and the percentage of base salary. In determining the number of RSUs to grant to these NEOs, the Compensation Committee considered the individual’s performance during 2006 and the recommendations of Mr. Blake for NEOs other than himself. In considering the grant to Mr. Blake, the Compensation Committee considered his individual performance and equity grants provided previously to Mr. Blake.

Name	Number of RSUs	Value based on $5.36 per share	Percentage of Base Salary
Ronald L. Blake	46,642	$250,000	45%
Christopher J. Locke	25,591	$137,170	55%
Robert S. Wasserman	33,759	$180,950	55%
Roya Behnia(1)	27,449	$147,125	55%
Megan E. Flynn	25,489	$136,620	55%

(1)	The Compensation Committee granted Ms. Behnia 14,925 additional RSUs with a grant date value of $80,000 in recognition of Ms. Behnia’s leadership in settling class action litigation filed against the Company in California. These additional RSUs were granted on the same terms as the other RSUs, including performance-vesting requirements. The total number of RSUs granted to Ms. Behnia was 42,374 RSUs with a grant date value of $227,125, equal to 85% of her base salary.

The vesting of the RSUs granted the NEOs was contingent first on the Company’s achievement of the 2007 Targets. The Company did not achieve the 2007 Targets and as a result these RSUs did not vest in 2008. However, these RSUs may vest if the Company achieves cumulative EBITDA and net revenue targets over two or three years. If the Company achieves a cumulative EBITDA target for 2007 and 2008 (“2008 Cumulative EBITDA Target”), 75% of these RSUs will vest two-thirds on February 28, 2009 and one-third on February 28, 2010. If the Company does not achieve the 2008 Cumulative EBITDA Target, but achieves a cumulative EBITDA target for 2007, 2008 and 2009 (“2009 Cumulative EBITDA Target”), 75% of these RSUs will vest in their entirety on February 28, 2010. If the 2008 and 2009 Cumulative EBITDA Targets are not achieved, this portion of the RSUs will not vest and the RSUs will be canceled. The Company currently does not expect these cumulative EBITDA targets to be reached.

If the Company achieves a cumulative net revenue target for 2007 and 2008 (“2007 Cumulative Net Revenue Target”), 25% of these RSUs will vest two-thirds on February 28, 2009 and one-third on February 28, 2010. If the Company does not achieve the 2008 Cumulative Net Revenue Target, but achieves a cumulative net revenue target for 2007, 2008 and 2009 (“2009 Cumulative Net Revenue Target”), 25% of these RSUs will vest in their entirety on February 28, 2010. If the 2008 and 2009 Cumulative Net Revenue Targets are not achieved, this portion of the RSUs will not vest and the RSUs will be canceled. The Company currently does not expect these cumulative Net Revenue targets to be reached.

The Compensation Committee decided to apply the 2007 Targets to the equity compensation component of the 2007 compensation program, which is intended to provide incentives for long-term performance, because it believed that for 2007 this compensation should not be earned if short-term performance targets were not met. The Compensation Committee permitted vesting if the 2007 Targets were not met but if subsequent cumulative EBITDA and net revenue targets were met in order to reward behavior that may have negatively impacted short-term EBITDA and net revenue growth while fostering longer-term EBITDA and net revenue growth.

The 2008 compensation program provides that half of the RSUs granted as equity compensation will vest over three years if the RSU holder remains employed with the Company without a requirement to achieve any short-term financial performance targets.

The Compensation Committee considered the impact on retention and long-term incentives of RSUs for NEOs in light of the 2007 RSU awards not vesting as a result of the Company not meeting short-term performance targets. The Compensation Committee also reviewed the equity compensation practices of peer group companies to assess whether it was appropriate to eliminate the short-term performance vesting requirements for a portion of equity compensation. After reviewing peer group company data and considering the retention and long-term incentive aspects of RSUs, the Compensation Committee implemented this change for 2008 so that the RSUs will continue to serve as a retention device and will provide an incentive to increase the Company’s stock price regardless of the Company’s short-term performance. One-quarter of the RSUs vest only if the EBITDA less one-third of capital expenditures and revenue targets are met, and up to one-quarter of the RSUs vest only if these two targets are exceeded.

Vesting of Equity Compensation upon a Change in Control

The 2006 Plan provides that equity compensation granted under the 2006 Plan fully vests if the holder of the equity compensation is terminated without cause within 12 months after a change in control, unless otherwise specified. Our NEOs also hold equity grants that vest fully upon a change of control, regardless of whether the NEO is terminated following the change of control.

The following table sets for the value of equity compensation that would have become vested if a Change in Control had occurred on December 31, 2007. The closing stock price of the Company’s common stock on December 31, 2007, was $4.97.

	Option Awards			Stock Awards
Name	Number of Shares Vesting on Change in Control (#)	Value Realized if Exercised on Change in Control ($)		Number of Shares Vesting on Change in Control (#)(1)		Value Realized on Vesting ($)
Ronald L. Blake	75,000	$0	(2)	—		—
	—	—		312,333		$1,552,295
	—	—		46,642	(3)	$231,811
Christopher J. Locke	—	—		13,320		$66,200
	—	—		25,591	(3)	$127,187
Robert S. Wasserman	—	—		18,171		$90,310
	—	—		33,759	(3)	$167,782
Roya Behnia	—	—		42,374	(3)	$210,599
Megan E. Flynn	—	—		11,937		$59,327
	—	—		25,489	(3)	$126,680

(1)	Consists of RSUs that convert into shares of our common stock when they vest.

(2)	The exercise price of these stock options is $7.50.

(3)	These RSUs would vest on December 31, 2007 only if the holder was terminated without cause on that date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008.

THE COMPENSATION COMMITTEE

Mark R. Sotir, Chairman
Adam M. Aron
Peter C.B. Bynoe

March 31, 2008

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)		Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compen- sation ($) (g)	All Other Compen- sation ($)(3) (i)		Total ($) (j)
Ronald L. Blake	2007		$550,000	$482,574	$192,332	$0	$9,000		$1,233,906
President and Chief Executive Officer	2006		$548,333	$1,774,933	$506,902	$555,500	$15,800	(4)	$3,401,468
Christopher J. Locke	2007		$246,683	$50,218	—	$0	$9,000		$305,901
Senior Vice President, Chief Financial Officer and Treasurer	2006		$231,750	$43,722	—	$117,715	$8,597		$401,784
Robert S. Wasserman	2007		$327,167	$68,510	—	$0	$9,000		$404,677
Executive Vice President, Sales and Marketing, Operations	2006		$315,000	$59,648	—	$192,708	$8,800		$576,156
Roya Behnia	2007		$264,583	$0	—	$0	$9,000		$273,583
Senior Vice President, General Counsel and Secretary	2006	(5)	$104,167	—	—	$51,552	$3,683		$159,402
Megan E. Flynn	2007		$244,983	$45,008	$2,456	$0	$9,000		$301,447
Senior Vice President, Business Development	2006		$225,750	$39,185	$11,892	$115,089	$16,137	(6)	$408,053

(1)	This column shows the amount we expensed during 2006 and 2007 under FAS 123R for all outstanding restricted stock units (“RSUs”). Additional information regarding the number of RSUs granted to each NEO is set forth below in “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008 (Note 8 – Stock Options and Restricted Stock Units).

(2)	This column shows the amount we have expensed during 2006 and 2007 under FAS 123R for all outstanding stock option awards and includes compensation expense recognized in 2006 and 2007 in the financial statements with respect to awards granted in previous fiscal years and in 2006 and 2007. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008 (Note 8 – Stock Options and Restricted Stock Units).

(3)	Includes matching contributions to the Company’s 401(k) Plan.

(4)	In addition to the matching contribution to the Company’s 401(k) Plan of $8,800, includes $7,000 paid in lieu of coverage under the Company’s group health plan from January 1, 2006 until August 1, 2006.

(5)	Ms. Behnia joined the Company as Senior Vice President, General Counsel and Secretary on August 4, 2006.

(6)	In addition to the matching contribution to the Company’s 401(k) Plan of $4,137, includes a car allowance of $12,000 in 2006.

2007 GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (l)
		Thresh- old ($)(1) (c)	Target ($)(1) (d)	Maximum ($)(1) (e)	Thresh- old (#)(2) (f)	Target (#)(2) (g)	Maximum (#) (h)
Ronald L. Blake	2/28/07	$137,500	$550,000	$825,000	—	—	—	—
	2/28/07	—	—	—	11,660	46,642	—	$250,000
Christopher J. Locke	2/28/07	$37,410	$149,640	$224,460	—	—	—	—
	2/28/07	—	—	—	6,398	25,591	—	$137,170
Robert S. Wasserman	2/28/07	$49,350	$197,400	$296,100	—	—	—	—
	2/28/07	—	—	—	8,440	33,759	—	$180,950
Roya Behnia	2/28/07	$33,438	$133,750	$200,625	—	—	—	—
	2/28/07	—	—	—	10,594	42,374	—	$227,125
Megan E. Flynn	2/28/07	$31,050	$124,200	$186,300	—	—	—	—
	2/28/07	—	—	—	6,372	25,489	—	$137,518

(1)	This is the amount of cash bonus that may be paid under the Company’s 2007 Management Incentive Plan. The target amount is payable if the Company achieves 100% of the 2007 Targets, the threshold amount is payable if the Company achieves 100% of the 2007 Net Revenue Target and does not achieve at least 100% of the 2007 EBITDA Target, and the maximum amount is payable if the Company achieves at least 130% of both of the 2007 Targets. The amount of cash bonus may also be adjusted based on individual performance. No amount was paid to NEOs under the 2007 Management Incentive Plan because the 2007 Targets were not achieved.

(2)	Consists of restricted stock units (“RSUs”) granted under the Company’s 2006 Long-Term Incentive Plan (“2006 Plan”). RSUs convert into shares of our common stock when they vest. The target amount will vest if the Company achieves the 2008 Cumulative EBITDA and Net Revenue Targets or the 2009 Cumulative EBITDA and Net Revenue Targets. The threshold amount will vest if the Company achieves either the 2008 Cumulative Net Revenue Target or the 2009 Cumulative Net Revenue Target, but not the 2008 Cumulative EBITDA Target or 2009 Cumulative EBITDA Target. The Company does not expect these cumulative targets will be met.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Ronald L. Blake	175,000	75,000	(1)	—	$7.50	9/13/2015	—		—	—		—
	—	—		—	—	—	—		—	139,500	(2)	$693,315
	—	—		—	—	—	33,333	(3)	$165,665	—		—
	—	—		—	—	—	—		—	46,642	(4)	$231,811
Christopher J. Locke	—	—		—	—	—	13,320	(3)	$66,200	—		—
	—	—		—	—	—	—		—	25,591	(4)	$127,187
Robert S. Wasserman	—	—		—	—	—	18,171	(3)	$90,310	—		—
	—	—		—	—	—	—		—	33,759	(4)	$167,782
Roya Behnia	—	—		—	—	—	—		—	42,374	(4)	$210,599
Megan E. Flynn	10,000	—		—	$3.75	9/5/2010	—		—	—		—
	20,000	—		—	$5.03	1/14/2012	—		—	—		—
	25,000	—		—	$8.00	4/14/2013	—		—	—		—
	—	—		—	—	—	11,937	(3)	$59,327	—		—
	—	—		—	—	—	—		—	25,489	(4)	$126,680

(1)	75,000 stock options vest on December 31, 2008 provided that Mr. Blake is employed by the Company on the vesting date.

(2)	Consists of RSUs that convert into shares of our common stock when they vest. These RSUs vest on December 31, 2008 only if the Company achieves an EBITDA target in 2008 determined by the Compensation Committee. In addition, these RSUs vest only if Mr. Blake is employed by the Company on the vesting date.

(3)	Consists of RSUs that convert into shares of common stock when they vest. Vesting of these RSUs was contingent on the achievement of the 2006 EBITDA Target. Because the 2006 EBITDA Target was achieved, these RSUs vest in equal installments on February 22, 2008 and February 22, 2009 if the recipient is employed by the Company on the vesting date.

(4)	Consists of RSUs that convert into shares of common stock when they vest. Vesting of these RSUs is contingent on the achievement of the 2008 Cumulative EBITDA and Net Revenue Targets or the 2009 Cumulative EBITDA and Net Revenue Targets. The Company does not expect these cumulative targets will be met.

2007 OPTION EXERCISES AND STOCK VESTED

Name (a)	Stock Awards
	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Ronald L. Blake	16,667	$101,669
Christopher J. Locke	6,660	$40,626
Robert S. Wasserman	9,086	$55,425
Roya Behnia	—	—
Megan E. Flynn	5,969	$36,411

Potential Payments upon Termination or Change-in-Control

Description of Severance Arrangements with our NEOs

We describe the severance arrangements with each of our NEOs below. The description of our severance arrangements includes the value of the severance arrangements assuming that termination took place on December 31, 2007.

With respect to our NEOs, severance payment obligations of the Company may be triggered based on the reason for the termination of the NEOs employment with the Company, such as death or disability, or without “Cause”, by the NEO for “Good Reason”, or following a “Change in Control,” as those terms are defined in the applicable documents.

Generally speaking, the terms “Cause, “Good Reason” and “Change in Control” have the following meanings, although specific definitions may vary among the different severance agreements in place for our NEOs. Any significant variations are described in the description of the specific NEOs severance payments.

“Cause” generally means willful refusal to follow directives of the individual’s supervisor which are consistent with the scope and nature of his duties and responsibilities, conviction, plea of guilty or nolo contendere to a felony or of a crime involving moral turpitude, fraud or embezzlement, gross negligence or willful misconduct resulting in a material loss to the Company or material damage to the reputation of the Company.

“Good Reason” generally means a material diminution in duties and responsibilities.

“Change in Control” is generally defined as the acquisition by any person of more than 50 percent of the total voting power of the outstanding voting securities of the Company, a change in a majority of the Board of Directors, a merger, consolidation or other transaction occurs after which the shareholders of the Company prior to such transaction hold less than 50 percent of the total voting power of the surviving entity, or the complete liquidation of the Company or a sale of more than 50 percent of the assets of the Company.

With respect to termination upon death, disability or for Cause or voluntary termination without Good Reason, each NEO is entitled to accrued base salary through the date of termination and other employee benefits to which the NEO is entitled upon termination in accordance with the terms of the plans and programs of the Company, which includes payment of accrued paid time off, participation in the Company’s group health plans until the end of the calendar month in which termination became effective and the opportunity to participate in COBRA thereafter.

With respect to termination without Cause or voluntary termination for Good Reason, the severance payments for each NEO are described below. In addition, each NEO holds RSUs that vest if the NEO is terminated without Cause within 12 months following a

Change in Control. The value of these RSUs is included in the column titled “Value of Equity Compensation Vesting upon Termination.”

Ronald L. Blake. Mr. Blake’s employment agreement with the Company provides that Mr. Blake will receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs regardless of the reason for termination.

In addition, if Mr. Blake is terminated without Cause or he terminates his employment for Good Reason, Mr. Blake is entitled to receive continuation of his base salary for 12 months. This amount is increased to 18 months if termination occurs within 12 months after a Change in Control. Mr. Blake is also entitled to continued coverage under the Company’s group health plan for 18 months at no cost to him. Good Reason for Mr. Blake includes a requirement that his principal office be located more than 50 miles outside of the greater Chicago metropolitan area or a material breach of the employment agreement by the Company.

Mr. Blake is subject to non-solicitation and non-competition requirements for a period of 12 months following his termination, or 18 months in the case of termination following a Change in Control if he is entitled to receive severance payments during that period. Mr. Blake must sign a release in order to receive his severance payments.

Mr. Blake would have been entitled to the following base salary amounts if his employment had been terminated on December 31, 2007:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination without Cause or for Good Reason:	$550,000	$0	$33,846	$26,536	$610,382
Termination without Cause or for Good Reason within 12 months following a Change in Control:	$825,000	$231,811	$33,846	$26,536	$1,117,193

In addition, Mr. Blake holds 175,000 stock options at an exercise price of $7.50 per share, which could be exercised within 90 days following termination. The value realized if exercised on December 31, 2007 would be $0 because the exercise price exceeds the per share price on that date. Mr. Blake holds 75,000 unvested stock options that would vest upon a Change in Control. If Mr. Blake were terminated on December 31, 2007 upon a Change in Control, these stock options would vest and could be exercised within 90 days following termination. The value realized if exercised on December 31, 2007 would be $0 because the exercise price exceeds the per share price on that date.

Christopher J. Locke. Mr. Locke has entered into a letter agreement regarding severance payments in the event Mr. Locke’s employment is terminated for certain reasons. This letter agreement provides for severance payments of twelve month’s base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months in the event Mr. Locke’s employment is terminated by us for any reason other than Cause, death, disability or if there is a Change in Control and a diminution in Mr. Locke’s duties resulting from such Change in Control, or if Mr. Locke terminates his employment for Good Reason. Mr. Locke has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Mr. Locke must sign a release in order to receive his severance payments.

Mr. Locke would have been entitled to the following base salary amounts if his employment had been terminated on December 31, 2007:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company:	$249,400	$0	$8,713	$17,690	$275,803
Termination by the Company without Cause within 12 months following a Change in Control:	$249,400	$127,187	$8,713	$17,690	$402,990

Robert S. Wasserman. Mr. Wasserman has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement with the Company that provides that he will be entitled to six months of his then-current base salary, plus one-month for each completed year of service with the Company, up to twelve months if his employment is terminated by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company. This agreement also contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Mr. Wasserman must sign a release in order to receive his severance payments.

Mr. Wasserman would have been entitled to the following base salary amounts if his employment had been terminated on December 31, 2007:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	Total
Termination by the Company for any reason other than Cause, disability or death, or if there is a diminution in his duties resulting from a Change in Control of the Company:	$219,333	$0	$21,512	$240,845
Termination by the Company without Cause within 12 months following a Change in Control:	$219,333	$167,782	$21,512	$408,627

Roya Behnia. Ms. Behnia’s offer letter from the Company provides that she will receive twelve months of base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months in the event her employment is terminated by the Company following a Change in Control or without Cause, or if Ms. Behnia terminates her employment for Good Reason. Ms. Behnia has also executed a Proprietary Interest Protection and Non-Solicitation Agreement that contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Behnia must sign a release in order to receive her severance payments.

Ms. Behnia would have been entitled to the following base salary amounts if her employment had been terminated on December 31, 2007:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination by the Company following a Change in Control, or termination without Cause or for Good Reason:	$267,500	$0	$8,231	$5,293	$281,024
Termination without Cause within 12 months following a Change in Control:	$267,500	$210,599	$8,231	$5,293	$491,623

Megan E. Flynn. Ms. Flynn has entered into a Severance, Proprietary Interest Protection and Non-Solicitation Agreement with the Company that provides that she will be entitled to 12 months of her then-current base salary and participation in the Company’s health care plan pursuant to COBRA with the Company paying the cost of such continued coverage for a period of 12 months if her employment is terminated by the Company for any reason other than Cause, disability or death. Triggering events also include a diminution in her duties resulting from a Change in Control of the Company, she no longer reports directly to the Chief Executive Officer, she is no longer a member of the Company’s executive management team, she is no longer the top executive in the business development department or she no longer has any employees reporting directly to her. This agreement also contains non-competition and non-solicitation provisions that survive for one year following voluntary or involuntary termination. Ms. Flynn must sign a release in order to receive her severance payments.

Ms. Flynn would have been entitled to the following base salary amounts if her employment had been terminated on December 31, 2007:

	Salary Continuation	Value of Equity Compensation Vesting upon Termination	Accrued paid time off	COBRA payments	Total
Termination without Cause or for reasons outline above:	$248,400	$0	$39,564	$4,973	$292,937
Termination without Cause within 12 months following a Change in Control:	$248,400	$126,680	$39,564	$4,973	$419,617

In addition, Ms. Flynn holds 55,000 stock options that could be exercised within 90 days following termination. 10,000 of these stock options have an exercise price of $3.75 per share, 20,000 of these stock options have an exercise price of $5.03 per share and the remaining 25,000 stock options have an exercise price of $8.00 per share. The value realized of these stock options if exercised on December 31, 2007 would be $12,200.

2007 Non-Employee Director Compensation

Under the 2006 Non-Employee Directors Award Program, non-employee directors are entitled to receive a fee of $30,000 per year. The Chair of the Board of Directors receives an additional fee of $40,000 per year, the Chair of the Audit Committee receives an additional fee of $20,000 per year and each other member of the Audit Committee receives an additional fee of $10,000 per year. These fees are payable quarterly either in shares of Common Stock, in deferred shares of Common Stock, or in cash. Each non-employee director is entitled to receive a Committee attendance fee, paid in cash at the end of each quarter, of $1,000 for each meeting attended in person and $500 for each meeting attended by conference call, and a Board of Directors meeting attendance fee of $2,000 for each meeting attended in person and $500 for each meeting attended by conference call. In addition, on the date which is two full market days after each quarterly earnings announcement by the Company, each non-employee director receives an award of 2,000 RSUs. The RSU award vests in equal installments over three years, beginning on the first anniversary of the grant date, and if the director’s service on the Board of Directors terminates for any reason the unvested portion of the RSU award is cancelled.

The Board of Directors approved changes in non-employee director compensation effective for 2008. The Board of Directors reviewed data compiled by Buck Consultants regarding director compensation practices at peer group companies prior to approving these changes and believes that the revised non-employee director compensation is appropriate. Non-employee directors continue to receive a fee of $30,000 per year and the Chair of the Board of Directors continues to receive an additional fee of $40,000 per year. The fee paid to the Chair of the Audit Committee is $12,500 per year, and the fee paid to each other member of the Audit Committee is $7,500 per year. Each of the Chair of the Compensation Committee and the Chair of the Corporate Governance and Nominating Committee receives a fee of $7,500 per year, and each other member of the Compensation Committee and the Corporate Governance and Nominating Committee receives a fee of $5,000 per year. These fees are payable quarterly either in shares of Common Stock, in deferred shares of Common Stock, or in cash. There is no attendance fee for regular meetings of the Board of Directors and Committees. The attendance fee for special meetings of the Board of Directors attended in person is $1,500 and by phone is $500. The meeting attendance fee for special meetings of Committees attended in person is $1,000 and by phone is $500. Each non-employee director receives a single annual RSU award with a grant date value of $50,000 that vests on the date of the Annual Meeting of Stockholders. If the director’s service on the Board of Directors terminates for any reason the unvested portion of the RSU award is cancelled, and if the director is not re-elected at the Annual Meeting of Stockholders, a pro-rata portion of the RSU award vests. In connection with approving these changes to non-employee director compensation, the Board of Directors accelerated the vesting of all outstanding RSU awards that were previously granted to non-employee directors so that all such RSU awards became immediately vested on February 8, 2008.

2007 Non-Employee Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)		Stock Awards ($)(2) (c)		Total ($) (h)
Adam M. Aron	$45,000	(3)	$35,916		$80,916
Karen I. Bremer	$59,000	(4)	$3,012	(5)	$62,012
Peter C.B. Bynoe	$47,500		$35,916		$83,416
Raymond A. Gross	$69,000	(6)	$35,916		$104,916
F. Philip Handy	$49,500	(7)	$35,916		$85,416
Nils E. Larsen	$56,500	(7)	$26,627	(5)	$83,127
Donald J. Liebentritt	$85,000	(7)(8)	$26,627	(5)	$111,627
Harold I. Shain	$58,500	(4)	$35,916		$94,416
John A. Ward, III	$58,500	(4)	$35,916		$94,416
Frank E. Wood(9)	$12,000	(7)	$82,582		$94,582

(1)	Represents fees for board and committee service plus board and committee meeting attendance fees.

(2)

This column shows the amount we expensed during 2007 under FAS 123R for all outstanding RSUs held by non-employee directors. These award fair values have been determined based on the assumptions set forth in the Company’s financial statements contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008 (Note 8 – Stock Options and Restricted Stock Units). Each director received four grants of 2,000 RSUs in 2007 on the dates set forth in the table below. The table also indicates the grant date fair value of these RSUs. All of these RSUs vested on February 8, 2008.

Grant Date	Number of RSUs	Grant Date Fair Value
2/7/07	2,000	$13,000
4/26/07	2,000	$8,720
8/9/07	2,000	$6,120
11/9/07	2,000	$9,700

Total:	8,000	$37,540

(3)	Mr. Aron elected to receive his board service fees in shares of Common Stock. He received a total of 6,313 shares of Common Stock for board service fees for 2007.

(4)	Includes the Audit Committee Member fee of $10,000. Ms. Bremer, Mr. Shain and Mr. Ward elected to receive their board service fees and Audit Committee Member fees in deferred shares of Common Stock. Each received a total of 8,418 deferred shares of Common Stock for board service fees and Audit Committee Member fees for 2007.

(5)	Mr. Larsen and Mr. Liebentritt became directors in September 2005. Ms. Bremer became a director in February 2007. These directors each hold fewer RSUs than the other directors. As a result, the FAS 123R expense for their RSUs is lower.

(6)	Includes the Audit Committee Chairman fee of $20,000. Mr. Gross elected to receive his board service fees and Audit Committee Chair fees in deferred shares of Common Stock. He received a total of 10,521 deferred shares of Common Stock for board service fees and Audit Committee Chairman fees for 2007.

(7)	Mr. Handy, Mr. Larsen, Mr. Liebentritt and Mr. Wood elected to receive their board service fees in deferred shares of Common Stock. Each of Mr. Handy, Mr. Larsen and Mr. Liebentritt received a total of 6,313 deferred shares of Common Stock for board service fees for 2007. Mr. Wood received 1,415 deferred shares of Common Stock for board service fees for 2007.

(8)	Includes the Chair of the Board of Directors fee of $40,000.

(9)	Mr. Wood ceased being a director in February 2007. In recognition of his service as a director, the Board of Directors accelerated the vesting of his RSUs so that all of the RSUs vested on May 22, 2007.

The following table sets forth stock awards and option awards held by non-employee directors as of December 31, 2007.

Name	Stock Awards(1)	Option Awards
Adam M. Aron	16,000	10,000
Karen I. Bremer	6,000	—
Peter C.B. Bynoe	16,000	10,000
Raymond A. Gross	16,000	35,000
F. Philip Handy	16,000	53,000
Nils E. Larsen	13,999	—
Donald J. Liebentritt	13,999	—
Harold I. Shain	16,000	10,000
John A. Ward, III	16,000	62,418

(1)	Represents RSUs that were unvested as of December 31, 2007. All of these RSUs vested on February 8, 2008.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Plan Category:
Equity compensation plans approved by security holders (1)	687,750	$6.86	2,695,602
Equity compensation plans not approved by security holders	—	—	—

Total	687,750	$6.86	2,695,602

(1)	The total number of shares of our common stock that may be subject to outstanding awards granted under our 2006 Long-Term Incentive Plan and 2004 Long-Term Incentive Plan, determined immediately after the grant of any award, may not exceed 4,540,000 shares. The number of securities remaining available for future issuance under equity compensation plans also excludes 944,829 shares reserved for restricted stock units issued to directors for serving on the Board of Directors and management for incentive compensation.

PERFORMANCE ANALYSIS

The graph below compares five-year returns of Common Stock with those of Standard & Poor’s 600 SmallCap 600 Index (the “S&P 600”), Standard & Poor’s 500 Composite Stock Index (the “S&P 500”) and the Russell 3,000® Index (the “Russell 3,000”). The figures assume all dividends have been reinvested and an initial investment of $100 on December 31, 2002.

The Corporation selected the Russell 3,000 for purposes of this performance analysis, because the Corporation does not use a published industry or line of business index and does not believe that it can reasonably identify a peer group for purposes of this comparison. Because the Corporation is included in the S&P 600, information is provided below in order to compare the Corporation’s performance with that of the S&P 600.

	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006	12/31/2007
Rewards Network Inc.	100	100	66	60	65	47
S&P 600	100	137	167	178	203	201
S&P 500	100	126	138	142	161	167
Russell 3,000	100	129	142	148	168	173

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of April 1, 2008, the ownership of shares of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, by each director, by each executive officer named in the summary compensation table and by all of the Company’s directors and executive officers as a group. The address of each beneficial owner who is also a director or executive officer of the Company is c/o Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606. Except as otherwise specified, each beneficial owner has sole voting power and sole investment power with respect to the securities beneficially owned by such beneficial owner.

Name and Address of Beneficial Owner	# of Shares of Common Stock		Options Exercisable prior to May 31, 2008	Restricted Stock Units vesting prior to May 31, 2008		Total Shares	% of Total Outstanding (1)
SZ Investments, L.L.C. Samstock L.L.C. EGI-Fund (00) Investors, L.L.C. EGI-Fund (05-07) Investors, L.L.C. 2 North Riverside Plaza Chicago, Illinois 60606	6,589,026	(2)	—	—		6,589,026	24.4%
Halmostock Limited Partnership 21 West Las Olas Boulevard Fort Lauderdale, Florida 33301	493,541	(2)	—	—		493,541	1.8%
The State Teachers Retirement Board of Ohio 275 E. Broad St. Columbus, Ohio 43215	4,000,000	(3)	—	—		4,000,000	14.8%
WC Capital Management LLC Aaron Braun 300 Drakes Landing Blvd., Suite 230 Greenbrae, CA 94904	1,970,000	(4)	—	—		1,970,000	7.3%
Donald J. Liebentritt, Chairman of the Board of Directors	50,466	(5)	—	10,870		61,336	*
Ronald L. Blake, President and Chief Executive Officer and Director	202,258		175,000	—		377,258	1.3%
Christopher J. Locke, Senior Vice President and Chief Financial Officer	12,498		—	—		12,498	*
Roya Behnia, Senior Vice President, General Counsel, Secretary and Chief Privacy Officer	400		—	—		400	*
Megan E. Flynn, Senior Vice President, Business Development	10,681		55,000	—		65,681	*
Robert S. Wasserman, Executive Vice President, Sales and Marketing, Operations	20,692		—	—		20,692	*
Adam M. Aron, Director	44,032	(5)	10,000	3,950	(6)	57,982	*
Karen I. Bremer, Director	14,418	(5)	—	3,950	(6)	18,368	*
Peter C.B. Bynoe, Director	34,406	(5)	10,000	3,950	(6)	48,356	*
Raymond A. Gross, Director	69,768	(5)	35,000	10,870		115,638	*
F. Philip Handy, Director	238,322	(5)(7)	53,000	10,870		302,192	1.1%
Harold I. Shain, Director	53,067	(5)	10,000	3,950	(6)	67,017	*
Mark R. Sotir, Director	—		—	10,870		10,870	*

John A. Ward, III, Director	152,368	(5)(8)	40,500	3,950	(6)	196,818	*
Marc C. Particelli, Director nominee	—		—	—		—	—
Michael J. Soenen, Director nominee	—		—	—		—	—
All current directors and current executive officers as a group (14 persons)	903,376		388,500	63,230		1,355,106	4.9%

*	Ownership represents less than 1% of the outstanding shares of Common Stock.

(1)	Percentage ownership is based on 26,951,489 shares of Common Stock outstanding as of April 1, 2008, plus (a) the number of shares of Common Stock subject to options and warrants exercisable prior to May 31, 2008 or to be issued upon the vesting of restricted stock units prior to May 31, 2008 by the person or the aggregation of persons for which such percentage ownership is being determined, and (b) the number of deferred shares of Common Stock that would be issued to the person or the aggregation of persons for which such percentage ownership is being determined.

(2)	The number of shares beneficially owned is based, in part, on an amended Schedule 13D filed on May 5, 2005 by SZ Investments, L.L.C., Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C., EGI-Fund (05-07) Investors, L.L.C. and Halmostock Limited Partnership reflecting ownership as of May 3, 2005 . According to the amended Schedule 13D, SZ Investments, L.L.C. has shared voting and shared disposition power with respect to 6,589,026 shares of Common Stock beneficially owned by it; Samstock, L.L.C. has shared voting power and shared dispositive power with respect to 4,329,247 shares of Common Stock beneficially owned by it; EGI-Fund (00) Investors, L.L.C. has shared voting power and shared dispositive power with respect to 405,479 shares of Common Stock beneficially owned by it; EGI-Fund (05-07) Investors, L.L.C. has shared voting and shared disposition power with respect to 1,854,300 shares of Common Stock beneficially owned by it and Halmostock Limited Partnership has shared dispositive power with respect to 493,541 shares of Common Stock beneficially owned by it. None of the entities has sole voting power or sole dispositive power with respect to any shares of Common Stock beneficially owned by it. SZ Investments, L.L.C. is the managing member of EGI-Fund (00) Investors, L.L.C. and the sole and managing member of Samstock, L.L.C. Includes (i) 493,541 shares of Common Stock owned by Halmostock Limited Partnership and (ii) 40,077 shares of Common Stock owned by Melvin Chasen and Iris Chasen. Pursuant to the Amended and Restated Agreement among Stockholders, dated as of March 3, 1998 (the “Chasen Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Melvin Chasen, Iris Chasen and the Company, Samstock, L.L.C. has shared power to vote or to direct the vote of the 40,077 shares beneficially owned by Mr. and Mrs. Chasen. Pursuant to the Stockholders’ Agreement, dated as of March 3, 1998 (the “Halmostock Stockholder Agreement”), among Samstock, L.L.C., EGI-Transmedia Investors, L.L.C., Halmostock Limited Partnership and the Company, Samstock, L.L.C. has shared power to vote or to direct the vote of the 493,541 shares beneficially owned by Halmostock Limited Partnership. Each of Samstock, L.L.C., Halmostock Limited Partnership, Mr. and Mrs. Chasen and EGI-Fund (00) Investors, L.L.C. has the power to dispose of or to direct the disposition of its shares of Common Stock except that (i) pursuant to the Chasen Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Mr. and Ms. Chasen to dispose of or to direct the disposition of the shares of Mr. and Ms. Chasen and (ii) pursuant to the Halmostock Stockholder Agreement, Samstock, L.L.C. has the shared power, together with Halmostock Limited Partnership to dispose of or to direct the disposition of the shares of Halmostock Limited Partnership.

(3)	The number of shares beneficially owned is based on a Form 13G filed on January 25, 2008 by The State Teachers Retirement Board of Ohio reflecting ownership as of December 31, 2007.

(4)	The number of shares beneficially owned is based on an amended Form 13G filed on February 29, 2008 by WC Capital Management LLC reflecting ownership as of December 31, 2007.

(5)	Includes shares of Common Stock that directors have elected to take as a deferred stock award under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program the in lieu of their respective director’s fees as follows: Mr. Liebentritt, 12,466 shares; Mr. Aron, 3,778 shares; Ms. Bremer, 8,418 shares; Mr. Bynoe, 10,406 shares; Mr. Gross, 45,768 shares; Mr. Handy, 46,946 shares; Mr. Shain, 29,067 shares; and Mr. Ward, 42,989 shares. Also includes shares of Common Stock issuable to directors pursuant to restricted stock unit awards under the 2004 Non-Employee Directors Award Program and 2006 Non-Employee Directors Award Program that directors have elected to defer as follows: Mr. Liebentritt, 18,000 shares; Ms. Bremer, 6,000 shares; Mr. Bynoe, Mr. Gross, Mr. Handy, Mr. Shain, and Mr. Ward, 24,000 shares each.

(6)	Under the 2006 Non-Employee Directors Award Program, as amended, each non-employee director received a restricted stock unit award for 10,870 shares on February 19, 2008. A pro-rata portion of this restricted stock unit award will vest for non-employee directors who are not re-elected at the 2008 Annual Meeting, which is equal to 3,950 shares.

(7)	Includes 167,376 shares that have been pledged as security. Does not include 147,501 shares of Common Stock held indirectly in a trust for which Mr. Handy is a co-trustee and the only beneficiary.

(8)	Includes 85,379 shares held in a margin account. These shares represent less than 5% of the value of the margin account.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 5, 2003, the Company entered into an office lease agreement with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, a limited partnership comprised in part of certain trusts. The trustee of these trusts is Chai Trust Company, LLC, and Donald J. Liebentritt, the Chairman of the Board of Directors, is President of Chai Trust Company, LLC. Two North Riverside Plaza Joint Venture Limited Partnership is an affiliate of Samstock, LLC, the Company’s largest stockholder. The lease initially provided for 10,000 square feet of office space at Two North Riverside Plaza, Chicago, Illinois and, effective July 1, 2004, the Company exercised its option to increase this space to 14,324 square feet. On May 8, 2006, the Company entered into a First Amendment to this lease that increased the space to 24,665 square feet. On August 24, 2006, the Company entered into a Second Amendment to this lease that increased the space to 28,721 square feet. The term of the lease, as amended, is from September 1, 2003 through August 31, 2011. The Company paid rent of approximately $526,000 for the year ended December 31, 2007.

REVIEW OF RELATED PERSONS TRANSACTIONS

The Audit Committee reviews and must approve all transactions with related persons that involve an amount in excess of $120,000 (either a single transaction or series of related transactions). Related persons include (a) any director or executive officer; (b) any nominee for election as a director; (c) any security holder who is known to own of record or beneficially more than five percent of the Company’s voting securities; and (d) any member of the immediate family of any of the foregoing persons. In reviewing a related party transaction that requires its approval, the Audit Committee considers all relevant facts and circumstances and will approve only transaction that are in the best interests of the Company. The Audit Committee has adopted a written policy for related person leases. This policy requires documentation for all leases entered into with a related person, regardless of the amount, demonstrating that such lease was entered into on an arms-length basis. The Audit Committee must approve any related person lease with a term of more than two years, or if lease payments exceed $50,000 per year. The Company’s chief executive officer or chief financial officer must approve all other related person leases and report to the Audit Committee any related person lease that the Company enters into at the next Audit Committee meeting.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that are likely to be presented for action at the 2008 Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and described in this Proxy Statement. If any other matter properly comes before the 2008 Annual Meeting for action, the persons named on the accompanying proxy card will vote or refrain from voting in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS

Any proposals that stockholders wish to present at the 2009 Annual Meeting must be received by December 3, 2008 in order to be considered for inclusion in the Company’s proxy materials. The nominating committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the Board of Directors or make a proposal is required to give appropriate written notice to the Secretary of the Company, which must be received by the Company between 45 and 75 days prior to March 21, 2009. If the date of the 2009 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after May 12, 2009, stockholders are required to submit a notice of nomination or proposal not later than the close of business on the later of the 90th day prior to the date of the 2009 Annual Meeting or the tenth day following the day on which the meeting date is announced.

All proposals should be mailed to the Company’s principal executive offices at Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission thereunder require the Company’s executive officers and directors and persons who own more than 10% of the Company’s stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Executive officers, directors and persons owning more than 10% of the Company’s stock are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of such forms received by the Company and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended December 31, 2007, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis; except that Adam M. Aron inadvertently did not timely file two reports regarding the issuance of common stock upon vesting of restricted stock units on March 1, 2007 and January 25, 2008.

FORM 10-K ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is being furnished with this Proxy Statement. On written request, the Company will provide without charge to each record or beneficial holder of shares of Common Stock as of March 21, 2008, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests should be addressed to Rewards Network Inc., Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, Attention: Secretary.

By Order of the Board of Directors,

Roya Behnia
Secretary

Chicago, Illinois

April 2, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

REWARDS NETWORK INC.

May 12, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20730000000000000000 5	051208

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES

AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

				FOR	AGAINST	ABSTAIN
1. To elect directors to serve for the ensuing year:			2. Ratification of the Company’s independent registered accounting firm for 2008.	☐	☐	☐
NOMINEES (term expiring in 2009):
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below.)	☐ Donald J. Liebentritt ☐ Ronald L. Blake ☐ Raymond A. Gross ☐ F. Philip Handy ☐ Marc C. Particelli ☐ Michael J. Soenen ☐ Mark R. Sotir

3.      To transact such other business as may properly come before the 2008 Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2008 ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee as to whom you wish to withhold authority, as shown here: ˜
STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted by this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

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REWARDS NETWORK INC.

Proxy for Annual Meeting of Stockholders May 12, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Ronald L. Blake and Roya Behnia or either of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of common stock of Rewards Network Inc. (the “Company”) held by the undersigned on March 21, 2008 at the Annual Meeting of Stockholders (the “2008 Annual Meeting”) to be held on May 12, 2008 at 1 North Wacker Dr., 2nd Floor Conference Center, Chicago, Illinois beginning at 10:00 a.m. (local time) and any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY CARD. THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SEVEN DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008.

(Continued and to be signed on other side.)

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